Exhibit 2

BYLAWS OF
EMBASSY BANCORP, INC.

ARTICLE I
Meetings of Shareholders

Section 1.1.       Annual Meeting.  The annual meeting of the shareholders, to elect Directors and transact whatever business that may properly be brought before the meeting, shall be held at the main office of the Corporation, at 100 Gateway Drive, Bethlehem, Pennsylvania, or at such other place as the Board of Directors may legally designate, at 9:00 AM on the fourth Thursday of April, or at such other time and date as the Board of Directors may legally designate.

If for any reason the election of Directors is not held on that day, the meeting may be adjourned as provided in the Pennsylvania Business Corporation Law of 1988, as amended.

Section 1.2.       Special Meeting.  Except as otherwise specifically provided by statute, special meetings of the shareholders may be called for any purpose at any time by the President, the Board of Directors, or by any two or more shareholders owning, in the aggregate, not less than twenty (20) percent of the shares entitled to vote at the particular meeting.

Section 1.3.       Notice of Meeting.  A written or printed notice of the time, place and purpose of each meeting, unless otherwise provided by law, shall be given to every shareholder of record entitled to vote at the meeting, by mailing, postage prepaid, not less than ten (10) days nor more than sixty (60) days prior to the date fixed for the meeting, at the address appearing on the books of the Corporation.

Section 1.4.      Shareholders of Record.  The Board of Directors may fix a date for the determination of the shareholders entitled to receive notice of and to vote at any meeting or to receive any dividend, distribution or allotment of rights or a date for any change, conversion or exchange of shares by fixing a record date not more than sixty days prior thereto.

Section 1.5.       Quorum.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote shall constitute a quorum for the transaction of business.  If a meeting cannot be organized for lack of a quorum, those present may adjourn the meeting to such time and place as they may determine.

In the case of a meeting for the election of Directors, which is twice adjourned for a lack of a quorum, those present at the second of such adjourned meetings shall constitute a quorum for the election of Directors without regard to the other requirements of this section, the articles or bylaws.

A majority of votes cast shall decide every question or matter submitted to the shareholders at any meeting unless otherwise provided by law, the articles or these bylaws.

A shareholder may vote in person or by proxy duly authorized in writing in accordance with the law, and be entitled to one vote for each share standing in his name on the books of the Corporation.  In each election of Directors a shareholder is entitled to vote his shares on a cumulative basis.

Section 1.6.       Judges of Election.  The Board of Directors shall appoint three judges, not candidates for office and who need not be shareholders, to conduct the election or vote at any meeting.  After a meeting, the judges shall make a report in writing of any question or matter determined by them and execute a certificate of any fact found by them, which the Secretary shall cause to be recorded in the minutes of the meeting.  If any judge of election shall not be present at a meeting the vacancy shall be filled by the chairman of the meeting.

ARTICLE II
Board of Directors

Section 2.1.       Number and Tenure. The business of the Corporation shall be managed by a Board of Directors of not less than five nor more than twenty-five in number who shall hold office for a three year term or until their successors are duly elected and qualified.  The shareholders shall, at each meeting for the election of Directors, determine how many Directors shall be elected at the meeting to serve during the ensuing year.  The number of Directors may be increased or diminished by the shareholders at any regular meeting, or at any special meeting called for that purpose.

Between annual meetings of the shareholders, the Board of Directors, by a vote of a majority of the full Board, may increase the membership of the Board, within the maximum above prescribed, by not more than four members and, by like vote, appoint shareholders to fill the vacancies created thereby.  Every director shall be a shareholder of the Corporation.  Evidence of ownership shall be the list of shareholders prepared by the officer having charge of the stock ledger.

The Directors shall be divided into three classes, to be known as Class 1, Class 2 and Class 3.  Each class shall consist of one third of the total Board Membership.  All Directors shall serve for terms of three years.  Election of Directors of Class 1 shall be at the annual meeting of shareholders in 2008 and every three years thereafter.  Election of Directors of Class 2 and 3 shall be at the annual meeting of shareholders in 2009 and 2010, respectively, and every three years thereafter.

Section 2.2.       Advisory or Honorary Directors.  The Board of Directors may appoint each year such number of Advisory Directors as the Board of Directors may from time to time determine.

Section 2.3.       Vacancies.  Any vacancy in the Board of Directors may be filled by appointment by the remaining members of the Board at any meeting of the Board of Directors, and each person so appointed shall serve only until the next meeting of shareholders at which Directors of such class are elected.

Section 2.4.       Organization.  A meeting for the purpose of organizing the new Board of Directors and electing and appointing officers of the Corporation for the succeeding year shall be held on the first regularly scheduled meeting of the Board following the annual meeting of the shareholders.

Section 2.5.       Meetings. Regular meetings of the Board of Directors shall be held quarterly, without notice, on the third Friday of each third month, commencing immediately after the meeting of the board of directors of Embassy Bank for the Lehigh Valley scheduled for such month, or at such other time and date as the Board of Directors may legally designate.  When such meeting falls upon a holiday, the meeting shall be held on the next succeeding business day.

Special meetings may be called by the President and shall be called at the request of any three Directors.  Notice of such special meeting shall be given to each member of the Board by the Secretary at least one day before the date of such meeting.

Section 2.6.       Quorum.  A majority of all the Directors in office shall constitute a quorum, but a less number may adjourn any meeting from time to time, and the meeting may be held as adjourned without further notice.

Section 2.7.      Telephone Participation.  Directors may participate in meetings of the Board of Directors by means of conference telephone or similar communications equipment and be deemed present at the meetings.

Section 2.8.       Fees.  Each Director and Advisory Director, not a salaried officer, may receive a fee for attendance at each meeting of the Board of Directors, or any committee, in such amount as the Board of Directors may from time to time determine.

Section 2.9.      Minutes.  The Board of Directors and each committee hereinafter provided for shall each keep minutes of the meetings.  Minutes of the committees shall be submitted at the next regular meeting of the Board of Directors, and any action taken by the Board of Directors with respect thereto shall be entered in the minutes of the Board of Directors.

ARTICLE III
Committees

Section 3.1.       Standing Committees.  The standing committees which shall be appointed from time to time by the Board of Directors shall be the Audit Committee and such other committees as may be deemed necessary by the Board or shareholders for efficient operation of the Corporation.

Section 3.2.       Audit Committee.  The Audit Committee shall consist of not less than three nor more than seven Directors, none of whom shall be active officers of the Corporation nor provide any paid consulting or other services to the Corporation.  Four members of the Committee shall constitute a quorum.  The Committee shall effect its own organization.

The Audit Committee or the Board of Directors shall at least once in each year cause to be made by a certified public accountant selected for the purpose, a complete audit of the books and affairs of the Corporation.  Upon completion of the audit, the certified public accountant shall make a report thereof and its recommendations in accordance with the Securities Exchange Commission’s minimum acceptable requirements for directors’ audits to the Board of Directors.

Section 3.3.       Special Committees.  The President shall have the authority to appoint all special committees and designate alternate members of all committees to serve temporarily for members unable to attend any meeting of a standing committee.

Section 3.4.       Telephone Participation.  Directors may participate in meetings of the various committees of the Board of Directors by means of conference telephone or similar communications equipment and be deemed present at the meetings.

ARTICLE IV
Officers

Section 4.1.       Officers.  The Board of Directors, at their annual organization meeting, shall elect a President, a Secretary and a Treasurer.

Section 4.2.       President.  The President shall be the chief administrative officer of the Corporation and shall have supervision of the operations of the Corporation.  He shall be a member of the Board of Directors and ex officio member of all committees except the Audit Committee.

Section 4.3.       Secretary.  The Secretary shall keep the minutes of the meetings of the shareholders and of the Board of Directors.  He shall have charge of the corporate records, papers and the corporate seal of the Corporation.  He shall give notice of all meetings of shareholders and of the Board of Directors.

Section 4.4.       Treasurer.  The Treasurer, who shall be the Chief Financial Officer of the Corporation, shall be responsible for all money, funds, securities, fidelity and indemnity bonds and other valuables belonging to the Corporation, shall cause to be kept proper records of the transactions of the Corporation; and shall perform such other duties as may be assigned to him from time to time by the Board of Directors or the President.

Section 4.5.       Vice Presidents.  The Vice Presidents shall have such duties and powers as may from time to time be assigned to them by the Board of Directors or the President in the absence of any assignment by the Board of Directors.  One or more may be designated Executive Vice President or Senior Vice President.

Section 4.6.       Chairman and Vice Chairman.  The Directors may elect from among the Directors, a Chairman and Vice Chairman of the Board who shall have such duties and powers as may from time to time be assigned by the Board of Directors.

Section 4.7.       Assistant Officers.  The Board of Directors may appoint one or more Assistant Officers.  Each Assistant Officer shall assist in the performance of the duties of the officer to whom he is assistant and shall perform such duties in the absence of the officer.  He shall perform such additional duties as the Board of Directors, the President, or the officer to whom he is assistant, may from time to time assign to him.

ARTICLE V
Authorities of Officers

Section 5.1.       Seal.  The President, the Secretary and the Treasurer shall each have authority to affix and attest the corporate seal of the Corporation.

Section 5.2.      Corporate Act.  The President, acting in conjunction with the Secretary or Treasurer is authorized to perform such corporate and official acts as are necessary to carry on the business of the Corporation, subject to the directions of the Board of Directors.

Section 5.3.       Duties of the President. The President, acting in conjunction with the Secretary or Treasurer, subject to the directions of the Board of Directors, is fully empowered:

a.  To sell, assign and transfer any and all shares of stock, bonds or other personal property standing in the name of the Corporation or held by the Corporation either in its own name or as agent;

b.  To assign and transfer any and all registered bonds and to execute requests for payment or reissue of any such bonds that may be issued now or hereafter and held by the Corporation in its own right or as agent;

c.  To sell at public or private sale, lease, mortgage or otherwise dispose of any real estate or otherwise dispose of any real estate or interest therein held or acquired by the Corporation in its own right or as agent, except the real estate and buildings occupied by the Corporation in the transaction of its business, and to execute and deliver any instrument necessary to completion of the transaction;

d. To receive and receipt for any sums of money or property due or owing to this Corporation in its own right or as agent and to execute any instrument of satisfaction thereof or any lien of record;

e.  To execute and deliver any deeds, contracts, agreements, leases, conveyances, bills of sale, petitions, writings, instruments, releases, acquittances and obligations necessary in the exercise of the corporate powers of the Corporation, including any bond required in the execution or administration of any fiduciary capacity.

Section 5.4.       Signatures.  Such of the officers and other employees as may from time to time be designated by the Board of Directors shall have the authority to sign checks, drafts, letters of credit, orders, receipts, and to endorse checks, bills of exchange, orders, drafts, and vouchers made payable or endorsed to the Corporation.

Section 5.5.       Loans and Pledge of Collateral.  Each of the President, (any Vice President), the Secretary or the Treasurer, acting in conjunction with any other of these designated officers, may effect loans on behalf of this Corporation from any banking institution, to the extent permitted by law, executing notes or obligations and pledging assets of this Corporation thereof.

ARTICLE VI
Amendments

Section 6.1.      Amendments.  These bylaws may be altered, amended, added to or repealed by a vote of a majority of the Board of Directors at any regular meeting of the Board, or at any special meeting of the Board called for that purpose, except they shall not make or alter any bylaws fixing their qualifications, classificationsor term of office, without the approval of the holders of 70% of the outstanding shares.  Any action by the Board of Directors which alters, amends, adds to, or repeals the Bylaws is subject, however, to the right of the shareholders to change such action by the affirmative vote of the holders of 70% of the outstanding shares.

ARTICLE VII
Emergencies

Section 7.1.       Emergencies.  In the event of any emergency declared by governmental authorities, the result of a regional or national disaster and of such severity as to prevent the normal conduct and management of the affairs of this Corporation by its Directors and Officers as contemplated by these bylaws, any three available Directors shall constitute full authority until such time as a duly elected Board of Directors can again assume full responsibility and control of the Corporation.

ARTICLE VIII
Indemnification

Section 8.1.       Indemnification of Officers and Directors.  Subject to the limitation hereinafter set forth, the institution shall indemnify each Director and each Officer of the institution or of any organization that he is serving as a Director or Officer at the request of the institution and his heirs and executors or administrators to the full extent permitted by law against, and reimburse him for, all liability and reasonable expense, including but not limited to, court costs, attorneys fees and the amount paid in any settlement approved as hereinafter provided, incurred or expended in connection with any claim or proceeding in which he may be involved because of anything he may have done or omitted to do as a Director or Officer of the institution or of any organization that he may have served as a Director or Officer at the request of the institution.  Such indemnification shall not impair any other right any such person may have.

The indemnity and reimbursement herein provided for shall not extend or apply to any liability and expense of any such Director or Officer in any proceeding in which he shall be finally adjudged to have been grossly negligent or to have willfully misconducted himself in the performance of his duties as such Director or Officer, nor to any amount paid to the institution itself.  Indemnity shall apply to and reimbursement be given for an amount paid in settlement only if there shall be a determination, with the advice of counsel for the institution, by members of the Board of Directors not involved in the claim or proceeding and forming a majority of the whole Board of Directors, or by a disinterested person or persons named by the Board of Directors, that the amount is reasonable and that the Director or Officer has not been grossly negligent and has not willfully misconducted himself in his acts or omissions as such Director or Officer in the matter settled.